Exhibit 99.1

Simulations Plus Reports First Quarter Fiscal 2026 Financial Results

Investor Day on January 21, 2026, to present new product vision and AI solutions

RESEARCH TRIANGLE PARK, NC, January 8, 2026 – Simulations Plus, Inc. (Nasdaq: SLP) (“Simulations Plus” or the “Company”), a global leader in model-informed and AI-accelerated drug development that advances biopharma innovation, today reported financial results for its first quarter fiscal 2026, ended November 30, 2025.

First Quarter 2026 Financial Highlights (as compared to first quarter 2025)

•Total revenue decreased 3% to $18.4 million
•Software revenue decreased 17% to $8.9 million, representing 48% of total revenue
•Services revenue increased 16% to $9.5 million, representing 52% of total revenue
•Gross profit was $10.9 million and gross margin was 59%, compared to $10.2 million and 54%
•Net income of $0.7 million and diluted earnings per share of $0.03, compared to net income of $0.2 million and diluted EPS of $0.01
•Adjusted EBITDA of $3.5 million, representing 19% of total revenue, compared to $4.5 million, representing 24% of total revenue
•Adjusted net income of $2.6 million and adjusted diluted EPS of $0.13 compared to adjusted net income of $3.4 million and adjusted diluted EPS of $0.17

Management Commentary
"We met our first quarter revenue guidance and delivered strong performance in our services segment, driven primarily by significant growth in commercialization offerings and modest gains in development projects,” said Shawn O’Connor, CEO of Simulations Plus. “In software, the expected decrease in clinical operations and development revenue was only partially offset by an increase in discovery solutions.”

“We are encouraged by favorable market dynamics, including most-favored nation pricing agreements and an improved funding environment for our clients. With strong bookings in both software and services, along with the impact of annual software price increases, we remain confident in achieving our fiscal year 2026 guidance. Additionally, we believe we are well-positioned to capitalize on any upside should client spending levels improve from current levels.”

“Simulations Plus is poised to be a leader in the next era of model-informed and AI-enabled drug development, and we look forward to sharing our integrated product vision at our virtual Investor Day later this month,” concluded O’Connor.

Fiscal 2026 Guidance
Simulations Plus is reaffirming its previously provided fiscal year 2026 guidance as follows:

Fiscal 2026 Guidance
Revenue	$79M - $82M
Revenue growth	0 - 4%
Software mix	57 - 62%
Adjusted EBITDA margin	26 - 30%
Adjusted diluted EPS	$1.03 - $1.10

Webcast and Conference Call Details
Shawn O’Connor, Chief Executive Officer, and Will Frederick, Executive Vice President and Chief Financial Officer, will host a conference call and webcast today, January 8 at 5:00 p.m. Eastern Time to discuss the results and certain forward-looking information. The call may be accessed by registering here or by calling 1-877-451-6152 (domestic) or 1-201-389-0879 (international). The webcast can be accessed on the investor relations page of the Simulations Plus website https://www.simulations-plus.com/investorscorporate-profile/corporate-profile/ where it will also be available for replay approximately one hour following the call.

2026 Investor Day
Simulations Plus will hold a Virtual Investor Day on Wednesday, January 21, 2026, from 1:00 PM ET-2:30 PM ET, to present its new product vision and AI solutions. To participate, please register here

Non-GAAP Financial Measures
This press release contains “non-GAAP financial measures,” which are measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

A further explanation and reconciliation of these non-GAAP financial measures is included below and in the financial tables in this release.

The Company believes that the non-GAAP financial measures presented facilitate an understanding of operating performance and provide a meaningful comparison of its results between periods. The Company’s management uses non-GAAP financial measures to, among other things, evaluate its ongoing operations in relation to historical results, for internal planning and forecasting purposes, and in the calculation of performance-based compensation. Adjusted EBITDA and Adjusted Diluted EPS represent measures that we believe are customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that these measures are useful in evaluating our core operating results. However, Adjusted EBITDA and Adjusted Diluted EPS are not measures of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income, operating income, or diluted EPS as indicators of our operating performance or to net cash provided by operating activities as a measure of our liquidity. We believe the Company’s Adjusted EBITDA and Adjusted Diluted EPS measures provide information that is directly comparable to that provided by other peer companies in our industry, but other companies may calculate non-GAAP financial results differently, particularly related to nonrecurring, unusual items.

Please note that the Company has not reconciled the adjusted EBITDA or adjusted diluted earnings per share forward-looking guidance included in this press release to the most directly comparable GAAP measures because this cannot be done without unreasonable effort due to the variability and low visibility with respect to costs related to acquisitions, financings, and employee stock compensation programs, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

Adjusted EBITDA

Adjusted EBITDA represents net income excluding the effect of interest expense (income), provision (benefit) for income taxes, depreciation and amortization, equity-based compensation expense, loss (gain) on currency exchange, impairment charges, change in fair value of contingent consideration, reorganization expense, acquisition and integration expense, and other items not indicative of our ongoing operating performance.

Adjusted Net Income and Adjusted Diluted EPS

Adjusted net income and adjusted diluted earnings per share exclude the effect of amortization, equity-based compensation expense, loss (gain) on currency exchange, impairment charges, change in fair value of contingent consideration, reorganization expense, acquisition and integration expense, and other items not indicative of our ongoing operating performance as well as the income tax provision adjustment for such charges.

The Company excludes the above items because they are outside of the Company’s normal operations and/or, in certain cases, are difficult to forecast accurately.

About Simulations Plus, Inc.
Simulations Plus is a global leader in model-informed and AI-accelerated drug development. We create value for our clients by accelerating the discovery, development, and commercialization of pharmaceuticals and other products through innovative science-based software and consulting solutions. For more information, visit www.simulations-plus.com.

Environmental, Social, and Governance
We focus our Environmental, Social, and Governance (ESG) efforts where we can have the most positive impact. To learn more about our latest initiatives and priorities, please visit our website.

Forward-Looking Statements
Except for historical information, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties. Words like “believe,” “will”, “can”, “expect,” “anticipate,” and similar expressions (or the negative of such terms, as well as other words or expressions referencing future events, conditions, or circumstances) mean that these are our best estimates as of this writing, but there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Forward-looking statements include but are not limited to statements regarding our fiscal year 2026 guidance, revenue growth, anticipated margins and profitability, demand for software and services, the impact of pricing actions, client spending levels, market conditions, the development, capabilities, regulatory acceptance and commercialization of AI-enabled and could-based solutions, the timing and content of product initiatives discussed at Investor Day, and our ability to execute our long-term strategic vision. These forward-looking statements are based on current assumptions and expectations that involve risks and uncertainties that could cause the actual results to differ materially from those expressed or implied. Factors that could cause or contribute to such differences include, but are not limited to: effectiveness of our internal operational structure, our ability to maintain our competitive advantages and commercialize AI and cloud-enabled solutions, evolving regulatory and data privacy standards governing AI technologies, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, market conditions, macroeconomic factors, and a sustainable market. Further information on our risk factors is contained in our quarterly, annual, and current reports and filed with the U.S. Securities and Exchange Commission.

Investor Relations Contact:
Lisa Fortuna
Financial Profiles
310-622-8251
slp@finprofiles.com

SIMULATIONS PLUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended
(in thousands, except per common share and common share data)	November 30, 2025	November 30, 2024
Revenues
Software	$8,883	$10,715
Services	9,538	8,209
Total revenues	18,421	18,924
Cost of revenues
Software	1,412	2,638
Services	6,118	6,068
Total cost of revenues	7,530	8,706
Gross profit	10,891	10,218
Operating expenses
Research and development	2,980	1,848
Sales and marketing	3,179	2,851
General and administrative	4,019	5,393
Total operating expenses	10,178	10,092
Income from operations	713	126
Other income, net	257	144

Income before income taxes	970	270
Income tax expense	(294)	(64)
Net income	$676	$206

Earnings per share
Basic	$0.03	$0.01
Diluted	$0.03	$0.01

Weighted-average common shares outstanding
Basic	20,140	20,068
Diluted	20,220	20,266

Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	(6)	(42)
Unrealized gains (losses) on available-for-sale securities	—	4
Comprehensive income	$670	$168

SIMULATIONS PLUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except per common share and common share data)	November 30, 2025	August 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$30,189	$30,853
Accounts receivable, net of allowance for credit losses of $93 and $187	12,154	9,717
Prepaid income taxes	1,745	1,777
Prepaid expenses and other current assets	8,552	7,702
Short-term investments	5,500	1,500
Total current assets	58,140	51,549
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $22,604 and $21,863	11,290	11,117
Property and equipment, net	793	880
Operating lease right-of-use assets	390	407
Intellectual property, net of accumulated amortization of $9,287 and $9,021	5,931	6,197
Other intangible assets, net of accumulated amortization of $4,651 and $4,399	11,580	11,896
Goodwill	43,717	43,717
Deferred tax assets, net	4,606	4,774
Other assets	1,384	1,399
Total assets	$137,831	$131,936
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$863	$470
Accrued compensation	2,657	2,010
Accrued expenses	922	1,343
Operating lease liability - current portion	179	206
Deferred revenue	5,719	2,696
Total current liabilities	10,340	6,725
Long-term liabilities
Operating lease liability - net of current portion	378	410
Total liabilities	10,718	7,135
Commitments and contingencies - Note 4
Shareholders' equity
Preferred stock, $0.001 par value — 10,000,000 shares authorized; no shares issued and outstanding	$—	$—
Common stock, $0.001 par value; 50,000,000 shares authorized, 20,146,585 and 20,137,480 shares issued and outstanding as of November 30, 2025 and August 31, 2025	20	20
Additional paid-in capital	161,058	159,416
Accumulated deficit	(33,688)	(34,364)
Accumulated other comprehensive loss	(277)	(271)
Total shareholders' equity	127,113	124,801
Total liabilities and shareholders' equity	$137,831	131,936

SIMULATIONS PLUS, INC.
Reconciliation of Adjusted EBITDA to Net Income (1)
(Unaudited)

(in thousands)

	Three months ended	Three months ended
	November 30, 2025	November 30, 2024
Net income	$676	$206
Excluding:
Interest income and expense, net	(267)	(159)
Provision for income taxes	294	64
Depreciation and amortization	1,346	2,265
Stock-based compensation	1,465	1,589
Loss on currency exchange	10	15
Reorganization expense	—	258
Mergers & Acquisitions expense	10	255
Adjusted EBITDA	$3,534	$4,493
(1) Numbers may not foot due to rounding

SIMULATIONS PLUS, INC.
Reconciliation of Adjusted Diluted EPS to Diluted EPS (1)
(Unaudited)
(in thousands, except Diluted EPS and Adjusted Diluted EPS)

	Three months ended	Three months ended
	November 30, 2025	November 30, 2024
Net Income	$676	$206
Excluding:
Amortization	1,259	2,130
Stock-based compensation	1,465	1,589
Loss on currency exchange	10	15
Mergers & Acquisitions expense	10	255
Reorganization expense	—	258
Tax effect on above adjustments	(832)	(1,007)
Adjusted Net income	$2,588	$3,446
Weighted-avg. common shares outstanding:
Diluted weighted-avg. common shares outstanding	20,220	20,266

Diluted EPS	$0.03	$0.01
Adjusted Diluted EPS	$0.13	$0.17
(1) Numbers may not foot due to rounding